Exhibit 21

OTIS WORLDWIDE CORPORATION
Subsidiary and Affiliate Listing
December 31, 2021

Entity Name	Place of Incorporation
9G Elevator Pte. Ltd.	Singapore
Alder France Holding SAS	France
Alder Holdings SAS	France
Alder Paris Holdings SAS	France
Allyn Holdings, Inc	New Jersey
CEAM Costruzioni Elettromeccaniche Ascensori e Montacarichi Srl	Italy
Chestnut Holdings	France
Cypress Holdings SRL	Italy
Highland Holdings S.a.r.l.	Luxembourg
Juniper Holdings S.a.r.l	Luxembourg
Madison Holdings, B.V.	Netherlands
Nippon Otis Elevator Company	Japan
Opal Spanish Holdings, S.A.	Spain
Otis a.s.	Czech Republic
Otis Canada, Inc.	Canada
Otis Electric Elevator Company Limited	China
Otis Elevator Company	New Jersey
Otis Elevator Company (H.K.) Limited	Hong Kong
Otis Elevator Company (India) Limited	India
Otis Elevator (China) Investment Company Limited	China
Otis Elevator Holdings Limited	United Kingdom
Otis Elevator Korea	Korea, Republic of
Otis Far East Holdings Limited	Hong Kong
Otis Gesellschaft m.b.H.	Austria
Otis Holdings GmbH & Co. OHG	Germany
Otis International Holdings GmbH	Germany
Otis International Asia Pacific Pte. Ltd	Singapore
Otis Investment Limited	England
Otis Limited	United Kingdom
Otis Pacific Holdings, B.V.	Netherlands
Otis S.A.	Switzerland
Otis S.C.S.	France
Otis Serviz, S.r.l.	Italy
Redwood Holding GmbH	Germany
Ridgefield Holdings Corporation	Canada

WORLDWIDE CORPORATION
Subsidiary and Affiliate Listing
December 31, 2021

Entity Name	Place of Incorporation
Sigma Elevator (HK) Limited	Hong Kong
Sirius (Korea) Limited	Korea
Trenton Luxembourg S.a.r.l.	Luxembourg
Trumbull Holdings SCS	France
Zardoya Otis, S.A.	Spain

Other subsidiaries of the Registrant have been omitted from this listing since, considered in the aggregate as a single subsidiary, they would not constitute a significant subsidiary, as defined by Rule 1-02 of Regulation S-K.